TME: JANUARY 08, 2018 / 11:30PM GMT
CORPORATE PARTICIPANTS
Francis A. deSouza Illumina, Inc. - President & CEO

CONFERENCE CALL PARTICIPANTS
Tycho W. Peterson JP Morgan Chase & Co, Research Division - Senior Analyst
Sam Samad Illumina, Inc - CFO

PRESENTATION
Tycho W. Peterson - JP Morgan Chase & Co, Research Division - Senior Analyst
Okay. We're going to go ahead and kick it off. Good morning, everybody. Welcome to day 1 of the Healthcare Conference. I'm Tycho Peterson from Life Science Tools Diagnostics team. It's my pleasure to introduce our next company this morning, Illumina. We'll do a breakout right after in the Borgia Room.

And with that, let me turn it over to Francis.

Francis A. deSouza - Illumina, Inc. - President & CEO
Thank you, Tycho and the JPMorgan team for hosting Illumina. Good morning, everyone. Before I start, I'd like to remind you that our presentation today includes forward-looking statements. You should refer to our SEC filings for a discussion of the risks and uncertainties that could cause results to differ materially from our current expectations. The financial results, I'm about to share, represent unaudited numbers that are currently our best estimates. And I will refer to non-GAAP measures that are reconciled to GAAP measures on our website.

Illumina delivered a solid close to a challenging 2019. Full year 2019 revenue of approximately $3.5 billion grew 6% from 2018. Record fourth quarter revenue of approximately $950 million was up 10% year-over-year, with stronger-than-expected sequencing consumables and IVD revenue more than offsetting lower-than-expected sequencing system and DTC revenue. Sequencing consumables grew more than 20% in the fourth quarter, and we shipped just over 100 NovaSeqs.

Looking to 2020, we expect full year revenue growth of between 9% and 11%. We expect operating margin to be approximately 30%. And we expect non-GAAP EPS between $6.80 and $7 and GAAP EPS between $6.45 and $6.65.

Overall, we expect to see very strong growth in our sequencing business in 2020. At the midpoint of our guidance range, total sequencing is expected to grow at around 14%. And sequencing consumables are expected to grow at 17%. NovaSeq shipments are expected to be lower than 2019. In terms of population genomics, the midpoint of our guidance range assumes that the UK Biobank will sequence approximately 200,000 whole genomes in 2020; and that All of Us and GeL start mid-year, and sequence about 60,000 and 20,000 whole genomes, respectively.

We continue to expect a headwind in arrays in 2020, which is expected to be down 15% compared to 2019. We shipped more than 2,400 sequencing systems in 2019, an all-time high. This included a record number of NovaSeqs and NextSeqs in their third and sixth year, respectively. Bringing our cumulative installed base to more than 15,000 sequencing systems. Overall, Illumina supports about 6,600 sequencing customers in 115 countries through our global network of 17 distribution and commercial centers.

In 2019, our customers generated over 150 petabases of data, a 50% year-over-year increase and the equivalent of 500 years of continuous video recording in HD. Since we introduced the HiSeq 2000 in 2010, we have 10x more sequencing customers generating more than 50x the data. Our largest customers today can sequence a whole genome for approximately $800, 20x cheaper than 2010.

NovaSeq continues to perform exceptionally well. Consumable shipments for the system almost doubled in 2019, resulting in more than 110 petabases of data, more than double 2018. This is the equivalent of sequencing a 30x genome every 30 seconds compared to just 2 genomes a day 10 years ago. As we enter the fourth year for NovaSeq, the opportunity remains compelling. Of the 850 HiSeq and HiSeqX customers at launch, a little over 1/3 have initiated their transitions to NovaSeq. And we continue to believe that a majority of the remaining active HiSeq customers will transition to a newer Illumina sequencing system over time.

NextSeq also had a very strong year with a record 620 shipments. Mid-throughput demand spans, research and clinical applications, and more than half of NextSeq system and consumable shipments were to clinical customers, driven by growing adoption of NIPT and oncology. NextSeqDx outperformed in 2019 with more than 100 new customers. Our low-throughput portfolio reaches more labs than any other sequencing platform. With almost 5,600 customers in 115 countries. The affordability and ease of use of our low-throughput systems, make them ideal entry points for labs new to sequencing. In 2019, we welcomed about 700 new low-throughput system customers, many of whom we expect to eventually scale up to NextSeq or NovaSeq. In addition, many higher throughput customers also use our low-throughput systems as a cost-effective way to perform on-demand sequencing. As a result, 85% of all Illumina system customers have an active low-throughput system.

Looking ahead, we are focused on 3 key areas to further scale the reach and impact of genomics. They are: enabling breakthrough genomics research, accelerating the clinical adoption of genomics; and continuing our roadmap of technology leadership and innovation.

In our first focus area, Illumina continues to enable breakthrough research in liquid biopsy, CRISPR, synthetic biology and many other areas. Emerging applications are a key area of growth, as research moves closer to potential treatments and cures. In the U.S., for example, the first sickle cell patient who received CRISPR-modified cells is showing promising early results. Novel methods and initiatives are going mainstream. Just last week, single cell multimodal sequencing was named 'method of the year' by Nature. Population research programs, such as All of Us, and the UK Biobank, are gaining momentum following the success of Genomics England or GeL.

Launched in 2012, the 100,000 genomes project was designed to assess whole-genome sequencing as a clinical tool to enable better and earlier diagnosis. GeL delivered population specific insights and the necessary genomic infrastructure to support future implementation of personalized health care in the U.K. Since then, more than 50 similar programs have been initiated globally. While most are currently in the planning or pilot phase, these programs plan to genotype or sequence more than 10 million people. Population genomics research initiatives are already providing valuable data. For example, Singapore's program identified 52 million novel variants, specific to local populations that might have otherwise been overlooked. This is an important first step. But for this knowledge to benefit patients, findings from population research must be implemented in a clinical setting. Population research initiatives can lead to much larger permanent population health system programs. In addition to the U.K., France, Singapore and Australia are currently planning population health system programs that integrate genomic testing into the national standard of care. We believe that many of the announced population genomics research initiatives could ultimately integrate with the health systems in this way. If all 50 initiatives transitioned to population health system programs, sequencing could be available to more than 4 billion people as a matter of routine.

This is Illumina's vision for population health. It's not simply about a finite one-time research program but about ensuring that all patients have access to sequencing as an ongoing standard of care. While the range of applications will increase over time, population health system programs are most likely to start with therapy selection for certain cancers or genetic disease. And indeed, this is exactly where the U.K.'s National Health Service is starting. Once again, the U.K. is charting new territory. 21 rare diseases and 4 cancer groups have been added to the National Test Directory, which means patients in the U.K. will be offered whole-genome sequencing as a standard of care. I'm excited to announce that we have signed a contract with GeL to deliver sequencing lab testing services for the NHS. We expect testing services to begin ramping around the middle of this year in support of the NHS ambitions to sequence between 300,000 and 500,000 patients by the end of 2025.

Beyond population health systems programs, our goal is to make the benefits of clinical sequencing accessible to everyone with a multipronged strategy to accelerate clinical adoption. We're providing industry-leading technologies to innovative customers like Guardant and Tempus, who are developing content, raising awareness and driving adoption in clinical markets. We're developing distributable IVD kits for select applications to accelerate and broaden the reach of clinical sequencing. And we're partnering with leading clinical companies to expand the clinical menu available on our Dx platforms. Our initial efforts are focused on expanding clinical adoption across oncology, genetic disease and reproductive health, including NIPT.

Millions of families have benefited from NIPT since 2011 and adoption continues to grow. In 2019, we estimate about 8 million NIPT assays were performed globally, up 20% from 2018. While adoption is growing quickly, NIPT has reached just over 10% of global births with access to prenatal care. Even in the most developed NIPT markets in the U.S., Europe and China, there is plenty of room for continued growth. Insurance coverage and reimbursement are improving, and patient and clinician awareness is growing. Illumina has succeeded in enabling the NIPT market with access to a broad portfolio of intellectual property. We also believe that the availability of IVD solutions is a critical enabler of clinical adoption, as evidenced by the growth of our VeriSeq CE-IVD NIPT solution, which saw 80% sample growth in 2019. Since its launch in mid-2017, our customers have processed more than 890,000 samples on VeriSeq NIPT, potentially preventing about 40,000 unnecessary invasive diagnostic procedures. Veriseq NIPT is now registered in 25 countries, with 11 more in process. Building on this success, we have begun our FDA submission for TruSight NIPT. This process will be ongoing throughout 2020, and we'll update you when we submit the final module. TruSight NIPT could be the first NIPT IVD kit available in the U.S., and we hope this will enable more labs to offer NIPT testing.

Moving to genetic diseases. The value of genomic testing is increasingly clear, and adoption is just beginning. Over 300 million lives are affected by genetic diseases globally, and these conditions can be debilitating, with families spending upwards of 5 years being referred from doctor to doctor, looking for the underlying cause. These diagnostic odysseys are expensive. In the U.S., for example, we estimate that pediatric genetic diseases cost upward of $57 billion every year. Despite broad coverage in the U.S. with more than 150 million covered lives for whole exome sequencing and 14 million for whole-genome sequencing, utilization remains less than 1%. To improve adoption similar to NIPT, patient and clinician awareness is important. But we also need clinical solutions that help doctors find what can be a needle in a haystack. We are delighted to announce today our TruSight Software Suite, developed in collaboration with the Mayo Clinic and other key opinion leaders, reducing the interpretation bottleneck potentially from weeks to hours. Combined with Illumina's NovaSeq and DNA PCR free library prep, TruSight Software offers a complete whole-genome sequencing analysis workflow. We believe that this combination of products will set the standard for scalable and rapid interpretation of genomic information, enabling whole-genome sequencing to become the standard of care in undiagnosed diseases. By enabling clinical care teams to turn millions of variants into an answer, we will make it easier for genetic disease patients to benefit from valuable genomic insights similar to what we're seeing in oncology. Nearly 40% of the population will be touched by cancer at some point. Sequencing is most widely used today to inform therapy selection for cancer patients. But we estimate that only 8% of tumors globally are sequenced.

This will increase as more genomic biomarkers emerge, more precision oncology therapies are approved and coverage of CDx test expense. Today, in the U.S., more than 244 million lives have coverage for oncology panels. There is an even bigger opportunity in therapy monitoring to assess minimal residual disease resistance, effectiveness and recurrence. But less than 1% of patients today have been tested using NGS assays. We're also very encouraged by the exciting data from customers like GRAIL and Freenome that suggest early screening could soon become a reality. Ultimately, we believe that treating cancer will require multiple NGS tests, spanning the continuum of screening to diagnosis and therapy selection to monitoring.

For clinical NGS testing to become a standard of care, our customers need clear Dx platforms that enable distributable IVD solutions to be performed in almost any lab. With the release of MiSeqDx in 2013, Illumina delivered the first FDA-regulated and CE-IVD mark sequencing system. In 2017,

NextSeqDx was released to support larger sample sizes and a broader set of applications, including VeriSeq NIPT, and when available, our TSO 500 comprehensive panel.

To fulfill the growing interest in a Dx platform for deeper sequencing at higher throughput, we are in the process of developing NovaSeq Dx. NovaSeqDx is intended for IVD use, and we're targeting CE-IVD marking in 2022, an FDA clearance in a similar timeframe. With this growing portfolio of Dx systems, we are partnering with leading clinical companies around the world to reach more patients more quickly with a broad IVD menu. Working with partners, we can build a complete portfolio of high-impact clinical IVD tests, all available on a single family of DX systems. We can leverage partners' commercial footprints to broaden channel reach. We can work together to expand coverage and reimbursement, and we can collaborate to give doctors and patients, more opportunities to learn about genomics. IVD partnerships are a key enabler of Illumina's clinical strategy, and we are thrilled to announce a groundbreaking partnership with Roche, one of the world's leading diagnostic companies, to accelerate the adoption of distributable NGS-based testing in oncology. Our agreement includes Roche IVD kits for both the NextSeqDx and NovaSeq Dx, in addition to the potential inclusion of CDx claims for current and pipeline Roche medicines for Illumina's TruSight Oncology 500 panel. Roche will leverage its broad commercial reach into pathology and clinical labs and robust portfolio of oncology diagnostics and therapeutics, to help expand lab, clinician and patient access to critical NGS diagnostic tests on Illumina's Dx platforms. We will also work with Roche to expand companion diagnostic claims for on market therapies, further strengthening the clinical utility of TSO 500 to offer a comprehensive tumor profile. By partnering closely, we expect to accelerate the demand for NGS-based tests in pursuit of our shared goal of enabling as many cancer patients as possible to have access to these potentially life impacting IVD tests and therapies. With the path to broader adoption of distributable tests now clear, we're seeing growing demand from both clinical and translational labs for increasing amounts of clinical-grade genomic information at a lower cost. To meet this demand, Illumina is introducing the next wave of innovations to drive lower cost sequencing without compromising accuracy. Data density has been a key focus as it directly impacts sequencing throughput and, therefore, cost. As we push density to the nanometer scale, the fundamental challenge has been accurately resolving DNA clusters when adjacent clusters are only a few hundred nanometers away. To address this challenge, our development teams have delivered 2 breakthrough innovations, a new Blue/Green SBS chemistry, and the first implementation of super resolution optics in any sequencing platform. These breakthroughs allow us to more than double the theoretical density of our technology. By leveraging shorter wavelengths and pushing the boundaries of physics to image below the diffraction limit of light. For perspective, the flow cell area needed to sequence a 30x genome is reduced 30-fold versus our benchtop portfolio.

These are the innovations that set the stage for the next-generation of Illumina sequencers, including the NextSeq 1000 and the NextSeq 2000 that we're launching today at our global sales meeting in San Diego. We believe that these are among our most innovative systems releases ever, with more than 75 breakthrough innovations and more than 60 associated patent applications filed. NextSeq 2000 offers higher output, greater ease of use, greater breadth of applications and all at lower sequencing costs, highlighting Illumina's ongoing commitment to lowering the barriers of cost and complexity in sequencing adoption.

As sequencing becomes more deeply embedded in research and clinical settings, customers of all scales, have a clear desire to sequence more samples, more deeply -- often through new and emerging applications. Just as NextSeq 500 and 550 allowed our benchtop customers to take on larger studies and higher output methods, the NextSeq 1000 and NextSeq 2000 provide access to a flexible platform that enables higher intensity applications, which until now have been largely limited to the high throughput systems. With the cost efficiencies and much improved user experience, customers can undertake projects with greater outputs and sequencing intensity to further scientific discoveries and clinical use cases. With 2.5x the output of the NextSeq 550, the new NextSeq 2000 will allow customers to sequence more deeply and analyze more samples in a single run at half the cost. The new flow cells are designed to work seamlessly with our smaller integrated cartridges that decrease storage and waste footprint by almost 4x. We've also significantly improved the efficiency and turnaround time of secondary analysis with a simplified workflow and turnkey informatics suite. This is the first system to have our DRAGEN Bio-IT Platform integrated onboard, enabling a 3x reduction in data touch points and 6x faster secondary analysis. With a list price of $335,000, NextSeq 2000 will ship in limited quantities later this quarter with the P2 flow cell that will enable existing NextSeq customers to transition seamlessly and start to benefit from the easier workflow, data management and lower cost. Later this year, we will launch the P3 flow cell for the NextSeq 2000, with an output of up to 300 gigabases. And around the same time, we will launch an NextSeq 1000, with a list price of $210,000. As customers consider and adjust their plans following these launches, we expect a more muted start to 2020. With revenue linearity similar to 2017. In total, we're expecting to ship approximately 500 NextSeq 1000s and 2000s this year.

Illumina will continue to lead the genomics revolution in 2020 with new sequencing innovations, new products, and new partnerships intended to accelerate the adoption of research and clinical sequencing for the benefit of humanity. Nearly 17 years after completion of the first human genome, we remain in the earliest phases of discovering everything the genome has to teach us, and I have never been more excited by the opportunity for Illumina as we enter 2020. Thank you.

QUESTIONS AND ANSWERS

Tycho W. Peterson - JP Morgan Chase & Co, Research Division - Senior Analyst
Why don't we go and pick it off or time. Maybe -- obviously, there's lots to talk about the new systems but maybe just provide the guidance in the fourth quarter, the way that shaped up. You talked about shaping (inaudible) was soft and DTC were softer is there anything to call out there? You obviously reset the borrowing that you see earlier in the year. So just curious, what kind of played out in fourth quarter for both instruments?

Francis A. deSouza - Illumina, Inc. - President & CEO
Sure. So I'll start by saying, look, in terms of Q4, we had a solid post of the year. So the revenue in Q4 of $950 million represents a record revenue quarter for us. Some of the good guys in the quarter, we had, as you heard, strong sequencing consumables. It was a good guy. And we had some of the IVD revenue. That was also good.

In terms of softer spots, we continue to see weakness in the DTC market. So that continues to incrementally erode. And we saw that play out in Q4. In terms of the instrument side, a number of things played out, including given the fact that we know NextSeq 1000 and 2000 are coming. Frankly, I don't think we pushed as hard as we could in that part of the portfolio. And so you saw a little bit of that play out. From a NovaSeq perspective on the system side, there was a strong quarter. We -- yes, we talked about the fact that we -- okay, from a NovaSeq system perspective, we shipped just over 100 NovaSeqs. And so consistent with our plan, we said for the whole year, which was that you would see NovaSeqs to be slightly up from the year before, and that's how they played out.

Sam Samad - Illumina, Inc - CFO
And I'll add a couple of comments as well. I mean, NovaSeq shipments in Q4 were actually our highest ever along with Q4 of last year. So very strong quarter in terms of NovaSeq placements, NovaSeq pull-through as well was very strong for Q4 as well. So both of those were really good indicators for the quarter. I think your other question, Tycho was with regards to guidance for 2020. So with regards to guidance, I mean, we're guiding 9% to 11%. And we shared some of the assumptions at the midpoint. As we said, sequencing as a whole is up 14%. So total sequencing is up 14%. If you think at the midpoint, obviously, within that range.

We expect total sequencing to be up 14%. Total sequencing consumables to be up 17%. Microarray's expectations to be down 15%, and that's driven by the continued weakness in DTC, we don't expect DTC to come back to growth, obviously, as you see in the Microarray's number, we expect DTC to continue to be down next year. And significantly down, which is impacting the overall number. But we shared some of the assumptions around the population genomics initiatives that we expect to scale both of All of Us as well as the UK Biobank, which is ongoing as well as the NHS transition. So those we expect -- NHS and All of Us, we expect to start scaling midyear with the samples, assumptions that we shared. So again, we are excited about the sequencing growth but challenged somewhat by the DTC assumptions for next year for the overall 9% to 11% guidance range.

Tycho W. Peterson - JP Morgan Chase & Co, Research Division - Senior Analyst
And can you speak on POPSEQ, anything else within the POPSEQ umbrella for this year outside of All of Us, NHS and Biobank. I mean that's (inaudible).

Sam Samad - Illumina, Inc - CFO
Yes, I would say those are the significant ones. I mean, there's -- as we shared, there's a number of these population genomics initiatives that are ongoing and with different stages of, I would say, development but the significant ones are UK Biobank, which has already started in 2019, and we expect to scale with 200,000 samples in 2020. All of Us, which we expect to start in the middle of 2020, and NHS commissioning, which we've already signed the agreement with GeL signing the agreement with Genomics England, or with the NHS, I should say, and that's expected to scale in the middle of 2020. So those are the significant ones, but there are a number of other ones which are less significant. One of those being Personalis, for instance, the middle -- Million Veterans Program, which is already ongoing in 2019. We expect to continue in 2020 as well.

Tycho W. Peterson - JP Morgan Chase & Co, Research Division - Senior Analyst
Just maybe then on the new NextSeq systems. Talk a little bit about positioning in the market. Is this an upgrade to kind of the current consolidate NextSeq track? How do you develop?

Francis A. deSouza - Illumina, Inc. - President & CEO
Yes, it is definitely targeting to the mid-throughput part of the portfolio. And frankly, the only thing that's not new about that instrument is the name, NextSeq. And frankly, we had a lot of debate about that internally, too. But if you look at the instrument, frankly, from the ground up it is every architectural component is at the beginning of a new technology s-curve. I talked about the the Blue Green SBS chemistry that we're using, obviously, a new optic system, the informatics on board are brand new. It's the DRAGEN IT. So almost every part of that is a brand-new architectural component at the beginning of an s-curve. And so it's a hugely exciting product targeting that mid-throughput part of the market. The intent is that a lot of the customers will be upgrades from existing NextSeq customers, but we also expect to draw in some new-to-sequencing customers that come in on the NextSeq 1000 and 2000.

Unidentified Analyst
Just quickly, obviously, at this point -- the endpoint of PacBio. But now when you think about M&A, should we inspect the kind of the (inaudible) from market, looking at M&A? How should we think about size and then would you be looking at M&A, kind of that the same kind of our growth rate is, and we keep willing to maybe go a little bit lower for our cost -- other private target?

Francis A. deSouza - Illumina, Inc. - President & CEO
Yes. We continue to scour the landscape. And I think every 6 weeks, we have a meeting where we look at what's out there. And what makes sense for us. And there are a few buckets that we look at. One are other technology acquisitions or capability acquisitions. So for example, the Edico acquisition that gave us the FPGAs that we have now in NextSeq 1000 and 2000 was a perfect example of that, sort of the -- it is $100 million-ish technology purchase. Previously, we acquired a regulatory capability by buying a consulting firm. So we continue to scan the environment to see other core capabilities that we need and you should think about those as smaller sort of technology tuck-ins or capability tuck-ins. We'll continue to look for those. And as we find them, we'll take them. We have not found other than PacBio, we didn't find any other sort of big transformative acquisitions out there. And I don't expect that there are lots out there. So we'll keep looking, but don't expect to see much.

Unidentified Analyst
Can you comment on just the rationale for extending PacBio and then shutting down 2 weeks later? Was that just to show that's different in your approach?

Francis A. deSouza - Illumina, Inc. - President & CEO
Yes. So what we wanted to -- so the question is, I was told to repeat it for the webcast. So the question is, can you explain your thinking around what you did with PacBio in terms of terminating the acquisition, but extending sort of the deal. So what we wanted to do with PacBio with the deal we negotiated with them was a few things. One is we wanted to give ourselves more time, just sort of think about the next steps in this space would be in the long read space as a whole. We didn't want to do anything that precluded some other relationship with them. We also wanted to put a structure in place that allowed us to get back, the $98 million, in termination fee. And there are some terms now that allow us to get that money back. If they raise money or do or get acquired, for example. And we also wanted a mechanism that gave them the $34 million to move forward, but allowed us to get it back as well under certain conditions. And so we wanted more time sort of don't preclude anything in the future, we look to see if you can get the $98 million back. I look to see if you can get the $34 million back. And so that's what the deal you saw is.

Unidentified Analyst
So the new system that broke out the cost for (inaudible) will then be skewed off the overall output. And how do you think about (inaudible) customer. (inaudible) and then how are you thinking about (inaudible).

Francis A. deSouza - Illumina, Inc. - President & CEO
Yes, it's a great question. The question is, as we look at the new NextSeq 1000 in 2000 and the cost profile, what are the applications or customer types that it's most attractive to and then how we built our assumptions around the ramp for that box. So as we think about who are the ideal customers for these new boxes, a few things come into play. One is, this is sort of the natural heir to NextSeq. And NextSeq was a powerhouse, certainly it had a lot of research customers, but it was also emerging as a powerhouse in the clinical segments around areas like oncology and NIPT. And what we're seeing in oncology is that there is a drift towards larger panels.

Right, and so NextSeq plays perfectly into that market segment and into that dynamic, where those customers wanted to do larger panels, and they'd be starting to run into the output restrictions on NextSeq, and now you have the NextSeq 1000 and 2000. And so we definitely view it as the clinical labs, the smaller core labs, some of the smaller research labs are the core segments. In terms of the ramp, we will bring the product out this quarter on a limited basis and will scale up over the course of the year. We expect to ship 500 NextSeq 1000s and 2000s over the course of the year. And then consistent with what you've seen us do on the NovaSeq side, this is, again, a multiyear upgrade cycle. And so that's how we're going to be thinking about how we bring it to market, how we bring the flow cells to market, and so you should look for that.

Unidentified Analyst
(inaudible)

Francis A. deSouza - Illumina, Inc. - President & CEO
We haven't made any announcements on that. But as you can imagine, it's replacing the NextSeq and the NextSeq had a very successful Dx box. For the foreseeable future, we expect people to continue to buy the NextSeqDx as well because your validated workflows, you have IVDs that are being built. And so that'll continue for a while, but it shouldn't be hard to imagine that at some point, our customers will want the 1000 and 2000 to have a Dx box as well.

Unidentified Analyst
What does it take to catalyze the rest of the HiSeq upgrade cycles or just on the 2/3 customers have upgraded?

Francis A. deSouza - Illumina, Inc. - President & CEO
Yes. So the focus now, and it started last year with -- so the question is, what does it take to catalyze the rest of the HiSeq upgrade cycle. And we're now entering sort of year 4 of NovaSeq. The focus now is on the smaller core labs. And so you saw us start that last year by launching S Prime by lowering the price in S1 and S2. And that's going to be a core part of the focus certainly going into this year -- that there is a longer tail of these core labs that now have a box available to them, and we're going to catch the upgrade cycles for a lot of those core labs. And I think that's what it's going to take.

Unidentified Analyst
Can you talk more on just the content and partnership strategy. You announced the Roche deal, we've got the Archer dealers. Can you talk a little bit about, like the sweet spot for these deals and then derisk and kind of overlap on content the repeat?

Francis A. deSouza - Illumina, Inc. - President & CEO
Sure. So the question's around the content strategy and the partnership strategy that we've announced over the last certain year with all the partnerships. Our clinical strategy has as one of its fundamental elements, the idea that we want to create the richest NGS-based menu on our sequencers in the world and that we want to seek out the leading clinical companies domain by domain and make sure that they are really incented to build their IVD assays on our sequencers. And so you've seen that with Archer, you've seen that with Qiagen, you'll see that with Roche. Obviously, some of the early areas that NGS is seeing a lot of traction around oncology. And so it's not surprising that you saw Qiagen, you'll see Roche. I am hugely excited about those partnerships. I think you've caught some of my enthusiasm for the Qiagen one before, but for Roche. And Roche represents sort of a very unique partner from our perspective because they bring sort of leading capabilities on 2 sides of their house, right? On the one hand, they are a diagnostic powerhouse and so they're bringing their assays, but more importantly, they're bringing their channel, their commercial reach, their access to pathology labs, their access to clinical labs, their ability to engage with patients and drive awareness and drive utilization. There's just so much they bring from a diagnostic perspective to this equation. And then on the other side of the house, they're obviously a leading therapeutics provider. And so they're able to bring a world's leading oncology therapeutic portfolio and expand what we can do on the TSO 500. And so this relationship allows us to expand the companion diagnostic footprint of TSO 500, continuing, say, look, this is the way you do a comprehensive tumor profile. And so I'm very excited about bringing both of those.

Roche has a lot more than just these oncology panels and just these 2 drugs I talked about. And so from both our perspectives, we think this is the beginning of a very powerful combination in the market. And it's really nicely complementary, some of the other things we're doing, right? You should expect us to do more of as more clinical indications turn to NGS testing. You will see us look to see who are the best in those clinical indications and do everything we can to be the best partner to better to bring to their tests on NGS on our diagnostic platforms.

Unidentified Analyst
You should recall on that in terms of the substance that you have in the guidance or some like payments (inaudible) diagnostic test.

Sam Samad - Illumina, Inc. - CFO
Yes. So it's more or less in line with 2019 is the assumption on that.

Unidentified Analyst
Can you comment on BGI, you acknowledged some pressure from them in China and 1 after them in 2 more countries in Europe litigation, which kind of let you sit in there and kind of (inaudible) from U.S.

Francis A. deSouza - Illumina, Inc. - President & CEO
Yes. So we continue to compete actively with BGI in China primarily.

And that dynamic has been fairly stable. We compete with them in the NIPT space. They -- I think it's about half the market they have, and we and our partners have the other half of the market. And that market share hasn't really changed dramatically over the years. We also compete with them in oncology. And I think there, our partners have done a fantastic job, and we have the momentum, I believe, in the oncology segment in China, and that also hasn't changed in the recent past.

We compete with them in the research market in China and that sort of deal by deal. Around the world, we will continue to defend our IP. And so wherever we see BGI or a box on the ground, and we have IP protections in the country, we will protect our IP. The other thing that we're continuing to do as you saw today. So we, obviously, just going to continue to innovate and continue to build the broadest ecosystem in the market to bring the most value to our customers. And so one of the differences between our strategy and BGI strategy, for example, is that we are going to market with partners, and they are looking to do more themselves. And ultimately, we think that plays well for us because it means that our customers will have the broadest choice. And add to that, the focus we have in accuracy and reliability in clinical markets, we feel that will be very important in going forward.

Sam Samad - Illumina, Inc - CFO
Maybe a couple of comments on China specifically, because I know that garnered a lot of attention on our Q3 call. So in Q4, growth in China is expected to be somewhere in the 20% range or that's where we are in Q4. And part of it is helped by easier comps in Q4 of 2018 because we had some impacts of stocking in that year. But pleased with where we came out in Q4, which is in line with our expectations going into Q4, and in 2020, our expectation is for roughly high-teens growth in China. So just to give people an expectation as to where we think that market is going to be for us.

Francis A. deSouza - Illumina, Inc. - President & CEO
And another aspect to the gross margin, is Roche has a very strong footprint in China. And so that obviously is helpful for us as we continue to penetrate the Chinese market.

Unidentified Analyst
I think (inaudible) bring back to a double-digit long-term growth rate and then a lot of changes seen in the microbiome.

Francis A. deSouza - Illumina, Inc. - President & CEO
So the question is around what are the catalysts necessary to bring the DTC market back to growth, maybe back to double-digit growth, you said? And the second one was on...

Unidentified Analyst
What do you see on microbiome?

Francis A. deSouza - Illumina, Inc. - President & CEO
Microbiome. Okay, so in terms of the DTC market, we do not expect it to turn to growth this year. But we do see a number of things playing out that could lead to growth in the future years. And I'll talk about a couple of things. One is, we're just -- we're seeing an expansion of the DTC opportunity away from today, what is, frankly, sort of 2 companies in the U.S. in the genealogy space, primarily with some exposure to health. And so we have over a couple of hundred now customers in the DTC space around the world.

Half of those in Asia. And so we're seeing a lot more companies being started, a lot more geographic diversity and a lot more application diversity in terms of what they're targeting. Today, those numbers are small in terms of the actual revenue we get. But as they grow, and frankly, as the DTC players in the U.S. shrink, at some point, you'll start to see those curves intersect. And so long term, that will be one of the things that drives growth.

The segments we're seeing, which I talked about geographic diversity. We're seeing growth in some emerging areas like pet health, for example, something like Embark in the U.S. or other companies. And so that diversity, I think, will be very helpful. The large companies aren't sitting still. And so they've recognized that there is an issue, a couple of things playing out. One is the genealogy opportunity is slowing down. And so there's a lot more focus in expanding the health opportunity even here in the U.S., and that's expected to drive long-term growth. So you saw Ancestry come out with its Ancestry health offering, and 23andMe continues to expand its footprint in health. Once we get through that transition, we do get to a bigger market because the health market is bigger than the genealogy market. The other thing that the companies have identified is that there is work to be done to build trust in the consumer market. But there is an overhang around people not feeling like they trust large tech companies. And that's bleeding over into this space as well. And so they are doing work around clarifying their privacy positions and explaining who, if at all, would ever get access to it. And so over time, that will help to drive some of that concern away and sort of eliminate some of that headwind, too, and that will help drive back to growth.

Microbiome continues to be a very interesting area from a research perspective. There's this sort of a mounting body of evidence around the impact your microbiome has on health across so many neurological conditions, GI conditions. And we continue to see growth from a research perspective in that market. We saw a little bit emerge in the DTC space from a microbiome perspective. But sort of a little. I think I am very optimistic long-term about the microbiome market, but I think there's still more work to be done around really validating, just doing more research, doing larger cohort research, larger population research to really tease out the clinical utility of the microbiome work and then over time, the economic value, too. So for a while, I think it will remain a promising area with interesting research happening.

Unidentified Analyst
Can you talk about the quarterization? (inaudible)

Francis A. deSouza - Illumina, Inc. - President & CEO
Sure, so the question is, talk about the quarterization I guess, of revenue in 2020? And what's driving that. And you're right, a lot of it is driven by sort of the NextSeq launch, our ramp-up of manufacturing of NextSeq into the back half of the year. And so what we're pointing people to is to say, look at the linearity in 2017, and that's a really good model in terms of what to expect in terms of linearity this year for revenue.

Sam Samad - Illumina, Inc - CFO
Yes. And I would add one comment. So you have the instrument cycles where Q4 and the instrument cycle, as we talked about, heavy placements and then Q1 lower instrument cycle, NovaSeq is a driver in that, but also the NextSeq that Francis referred to. The other piece as well is, traditionally, we used to get a benefit in Q1 from DTC, which used to be our highest quarter in terms of samples processed. And this is -- with the DTC decline that we've seen, this is no longer a factor that helps aid us in Q1.

Unidentified Analyst
One last one just on clinical. You've seen some of your peers, but on the (inaudible) path. You're kind of just going deeper in cost of -- why have you chosen not to (inaudible)

Francis A. deSouza - Illumina, Inc. - President & CEO
What you're going to see us do a mix in the sense that there are some areas we will absolutely be providing sample to answer.

So for example, in NIPT, we have the VeriSeq NIPT CE-IVD product outside the U.S. that is absolutely sample-to-answer all the way from upfront automation to report. We've talked about the fact that we're bringing back to the U.S. now with TruSight NIPT and TSO 500 is like that too. And then we just announced the TruSight software in the genetic disease space. And again, that's end-to-end, right, so you have the DNA PCR fee upfront, NovaSeq, you have the software. So in genetic disease, some areas of oncology NIPT, we are providing end-to-end. But for the vast majority of markets, we're going to look to partners and say, look, we want people that are true experts in their domain. And there are dozens, if not hundreds of domains. And we don't want to try and be the expert in all of them.